EXHIBIT 10.9.1

          THIS AMENDMENT, made the 23rd day of August, 1989 by BOWATER INCORPORATED, a Delaware corporation having a mailing address of One Parklands Drive, Darien, Connecticut 06820 (the "Corporation"), and E. R. MANNING of 741 Washington Road, Woodbury, Connecticut 06798 the ("Executive").


     WHEREAS, the Corporation and the Executive entered into an Employment Agreement dated August 25, 1988 (the "Employment
Agreement"); and

     WHEREAS, the Corporation and the Executive now wish to amend the Employment Agreement in the manner hereinafter set forth;

     NOW, THEREFORE, the Employment Agreement is hereby amended, effective August 23, 1989, as follows:

     1.   The first sentence of Section 8 of the Employment
Agreement shall be deleted and the following shall be substituted therefor:

     8. Severance Pay. If the Executive's employment hereunder is involuntarily terminated for any reason other than those set forth in Section 2(c) hereof, then unless the Corporation shall have terminated the Executive for "Cause", the Corporation shall pay the Executive severance pay in the amount equal to twenty-four (24) months of the Executive's base salary on the effective date of the termination plus 1/12 of the amount of the last bonus paid to the Executive under the Corporation's bonus plan applicable to the Executive for each month in the period beginning on January 1 of the year in which the date of the termination occurs and ending on the date of the termination and for each months' base salary to which the Executive is entitled under this Section 8, provided however, that any amount paid to the Executive for services rendered subsequent to the thirtieth (30th) day following the communication to the Executive of notice of termination shall be deducted from the severance pay otherwise due hereunder.

     Except as hereby amended, all other provisions of the Employment Agreement shall remain in full force and in effect. All capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Employment Agreement.



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      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

                                   BOWATER INCORPORATED



/s/ R. E. Gustafson                By /s/ A. P. Gammie
Witness                                         Its


/s/ Leonard M. Saari                  /s/ E. R. Manning
Witness

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     THIS AMENDMENT, made the 23rd day of August, 1989 by BOWATER
INCORPORATED, a Delaware corporation having a mailing address of One Parklands Drive, Darien, Connecticut 06820 (the "Corporation"), and E. R. MANNING of 741 Washington Road, Woodbury, Connecticut 06798 the ("Executive").

     WHEREAS, the Corporation and the Executive entered into a Severance Agreement dated August 25, 1988 (the "Severance
Agreement"); and

     WHEREAS, the Executive and the Corporation now wish to amend the Severance Agreement in the manner hereinafter set forth;

     NOW, THEREFORE, the Severance Agreement is hereby amended, effective August 23, 1989 in the following respects:

     1. Section i(i) of the Severance Agreement shall be deleted and the following shall be substituted therefor:

          (i) "Person" shall mean any individual, corporation, partnership, group, association or other "person" as such term is used in Section 13(d) and 14(d) of the Exchange Act.

     2. Section 3(b)(v) of the Severance Agreement shall be renumbered as Section (b)(vi).

     3. A new Section (b)(v) shall be added to the Severance
Agreement to read as follows:

     (v) For each full or partial month in the period beginning on January lst of the year in which the date of the termination occurs and ending on the date of the termination, one-twelfth of the greater of (x) the highest amount of the actual bonus awarded to the Executive in the five (5) fiscal years immediately preceding the year in which the Change in Control occur-red and (y) an amount equal to the amount the Executive would have been awarded under the Corporation's bonus plan in effect immediately prior to the Change in Control for the fiscal year in which the Change in Control occurred had the Executive continued to render services to the Corporation at the same level of performance, at the same level of salary, and in the same position as immediately prior to the Change in Control;

      4. Sections 3(d) and 3(e) of the Severance Agreement shall be renumbered as Section 3(f) and 3(g), respectively.

     5. The following new Sections 3(d) and 3(e) shall be added to the Severance Agreement:

     (d) The Corporation shall pay for or provide the Executive individual out-placement assistance as offered by a


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          member firm of the Association of Out-Placement Consult-
          ing Firms.

     (e) If any payment or benefit to or for the benefit of the Executive in connection with a Change in Control of the Corporation or termination of the Executive's employment following a Change in Control of the Corporation (whether pursuant to the terms of this Agreement, or any other plan or arrangement or agreement with the Corporation, any Person whose actions result in a Change in Control of the Corporation or any Affiliate or Associate of the Corporation or any such Person) is subject to the Excise Tax (as hereinafter defined), the Corporation shall pay to the Executive an additional amount such that the total amount of all such payments and benefits (including payments made pursuant to this Section 3(e)) net of the Excise Tax and all other applicable federal, state and local taxes shall equal the total amount of all such payments and benefits to which the Executive would have been entitled, but for this Section 3(e), net of all applicable, federal, state and local taxes except the Excise Tax. For purposes of this Section 3(e), the term "Excise Tax" shall mean the tax imposed by Section 4999 of the Internal Revenue code of 1986 (the "Code") and any similar tax that may hereafter be imposed.

          The amount of the payment to the Executive under this
          Section 3(e) shall be estimated by a nationally recognized firm of certified public accountants (other than the Corporation's independent auditors) based upon the following assumptions:

          (i) all payments and benefits to or for the benefit of the Executive in connection with a Change in Control of the Corporation or termination of the Executive's employment following a Change in Control of the Corporation shall be deemed to be "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" shall be deemed to be subject to the Excise Tax unless, in the opinion of tax counsel selected by the firm of certified public accountants charged with estimating the payment to the Executive under this Section 3(e), such payments or benefits are not subject to the Excise Tax; and

         (ii) the Executive shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year.


          The estimated amount of the payment due the Executive pursuant to this Section 3(e) shall be paid to the

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          Executive in a lump sum not later than thirty (30) busi-
          ness days following the effective date of the termination. In the event that the amount of the estimated payment is less than the amount actually due to the Executive under this Section 3(e), the amount of any such shortfall shall be paid to the Executive within ten
          (10) days after the existence of the shortfall is discovered.

     Except as hereby amended, all other provisions of the Severance Agreement shall remain in full force and effect. All capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Severance Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the 23rd day of August, 1989.

                               BOWATER INCORPORATED



                               By  /s/ A. P. Gammie
                               Its

/s/ R. E. Gustafson
Witness


/s/ Leonard M. Saari
Witness
                               /s/ E. R. Manning